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                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                               AMENDMENT NO. 1 TO
                                  ANNUAL REPORT
                                       OF
                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)
                              (NAME OF REGISTRANT)
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  Date of end of fiscal year to which the annual report relates: March 31, 2004

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

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Title of issue            Amounts as to which             Names of exchanges
                          registration is effective       on which registered

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N/A                       N/A                             N/A

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        NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND
           COMMUNICATIONS FROM THE SECURITIES AND EXCHANGE COMMISSION:

                            Honourable Pamela Wallin
                                  Robert Noble
                                 David Murchison
                           Canadian Consulate General
                             1251 Avenue of Americas
                            New York, New York 10020
                                       ---

                                                COPIES TO

            Brice T. Voran                   Winthrop B. Conrad, Jr.                  Ministry of Finance
         Shearman & Sterling                  Davis Polk & Wardwell                   Provincial Treasury
  199 Bay Street Commerce Court West           450 Lexington Avenue                  Debt Management Branch
       Suite 4405, P.O. Box 247              New York, New York                           2nd Floor
     Toronto, Ontario, Canada                      10017                             620 Superior Street
             M5L 1E8                                                              P.O. Box 9423, Stn Prov Govt
                                                                                   Victoria, British Columbia,
                                                                                         Canada V8W 9V1


*The Registrant is filing this amendment to its annual report on a voluntary basis.


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2



                          PROVINCE OF BRITISH COLUMBIA

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2004 on Form 18-K as set forth below:

         The following additional exhibit is added to the Annual Report:

Exhibit 99.6: Province of British Columbia, Ministry of Finance. FIRST QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2004/05, THREE MONTHS, APRIL - JUNE 2004 .


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                                    SIGNATURE

         Pursuant to the requirements of the SECURITIES EXCHANGE ACT OF 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                  PROVINCE OF BRITISH COLUMBIA
                                                  (Name of registrant)




                                                  By:
September 23, 2004                                     /s/Bill Shortreed
Victoria, British Columbia                        ______________________________
                                                  Name:  Bill Shortreed
                                                  Title: Executive Director
                                                         Debt Management Branch
                                                         Provincial Treasury
                                                         Ministry of Finance


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                                  EXHIBIT INDEX



Exhibit 99.6:       Province of British Columbia, Ministry of Finance.
                    FIRST QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2004/05, THREE MONTHS, APRIL - JUNE 2004.